Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS SECOND-QUARTER 2005 RESULTS
— Net income of $0.12 per diluted share —
— Reaffirms full-year 2005 outlook —
WARREN, Ohio — July 26, 2005 — Stoneridge, Inc. (NYSE: SRI) today announced net sales of $180.3 million and net income of $2.8 million, or $0.12 per diluted share, for the second quarter ended July 2, 2005.
Net sales increased $2.2 million, or 1 percent, to $180.3 million compared with $178.1 million for the second quarter of 2004. The increase in sales was primarily due to increased commercial vehicle production, which offset the decline in North American traditional domestic light vehicle production. The effect of foreign currency translation added approximately $1.4 million to second-quarter 2005 sales compared with the same period in 2004.
Net income for the second quarter of 2005 was $2.8 million, or $0.12 per diluted share, compared with $9.3 million, or $0.41 per diluted share, for the second quarter of 2004. The decrease in net income was primarily due to the Company’s previously disclosed restructuring activities and related operating inefficiencies, the decrease in North American traditional domestic light vehicle production, product price reductions and increased product development activities.
The Company recorded a pre-tax restructuring charge of $1.7 million in the second quarter of 2005, primarily related to severance costs, asset-related impairment charges, and facility closure costs associated with previously announced plant consolidations. These consolidations are part of the Company’s cost-reduction initiatives.
“Stoneridge’s North American automotive business continues to be faced with significant challenges,” said Gerald V. Pisani, president and chief executive officer. “As a result, we remain committed to our current restructuring plan and investment in product development, which will enable the Company to maintain its competitive position as we become a leaner, more flexible and more efficient organization.”
For the six months ended July 2, 2005, net sales were $361.1 million, an increase of 2 percent, compared with $354.1 million for the six months ended June 30, 2004. Net income for the first six months of 2005 was $7.2 million, or $0.31 per diluted share, compared with $18.5 million, or $0.81 per diluted share, in the comparable 2004 six-month period.
Net cash provided by operating activities for the six months ended July 2, 2005 was $5.0 million, compared with $19.4 million for the six months ended June 30, 2004. The decrease in cash provided by operating activities was primarily due to the decrease in net income and higher uses of cash for working capital requirements.
Outlook
Based on the current industry outlook, Stoneridge anticipates third-quarter 2005 net income per diluted share to be between negative $0.05 and positive $0.05 per diluted share, compared with $0.17 per diluted share for last year’s third quarter. The Company reaffirms its previously issued full-year 2005 outlook of $0.40 to $0.50 per diluted share.
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Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2005 second-quarter results can be accessed at 11 a.m. Eastern Time on Tuesday, July 26, 2005, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2004 were approximately $682 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss or bankruptcy of a major customer; the costs and timing of facility closures, business realignment, or similar actions; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the successful integration of any acquired businesses. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Joseph Mallak, Vice President and Chief Financial Officer
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443
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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except for per share data)

	For the Three Months		For the Six Months
	Ended		Ended
	July 2, 2005	June 30, 2004	July 2, 2005	June 30, 2004

NET SALES	$180,307	$178,056	$361,134	$354,079

COSTS AND EXPENSES:
Cost of goods sold	138,492	132,428	274,083	260,635
Selling, general and administrative	31,128	25,848	61,517	53,909
Restructuring charges	1,678	205	3,804	205

OPERATING INCOME	9,009	19,575	21,730	39,330

Interest expense, net	6,048	6,245	12,037	12,497
Other income, net	(1,669)	(124)	(2,598)	(400)

INCOME BEFORE INCOME TAXES	4,630	13,454	12,291	27,233

Provision for income taxes	1,815	4,172	5,107	8,733

NET INCOME	$2,815	$9,282	$7,184	$18,500

BASIC NET INCOME PER SHARE	$0.12	$0.41	$0.32	$0.82

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	22,695	22,604	22,689	22,584

DILUTED NET INCOME PER SHARE	$0.12	$0.41	$0.31	$0.81

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	22,985	22,873	22,933	22,849

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 2,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$44,570	$52,332
Accounts receivable, net	114,812	100,615
Inventories, net	57,977	56,397
Prepaid expenses and other	16,133	11,416
Deferred income taxes	9,196	13,282

Total current assets	242,688	234,042

PROPERTY, PLANT AND EQUIPMENT, net	109,682	114,004
OTHER ASSETS:
Goodwill	65,176	65,176
Investments and other, net	26,776	24,979
Deferred income taxes	36,100	34,800

TOTAL ASSETS	$480,422	$473,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$46	$109
Accounts payable	63,153	57,709
Accrued expenses and other	50,719	52,907

Total current liabilities	113,918	110,725

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	200,044	200,052
Other liabilities	6,415	6,619

Total long-term liabilities	206,459	206,671

SHAREHOLDERS’ EQUITY:
Preferred shares, without par value, 5,000 authorized, none issued	—	—
Common shares, without par value, 60,000 authorized, 23,212 (net of 12 treasury shares) and 22,780 (net of 8 treasury shares) issued and outstanding at July 2, 2005 and December 31, 2004, respectively, with no stated value	—	—
Additional paid-in capital	146,508	145,764
Retained earnings	13,439	6,255
Accumulated other comprehensive income	98	3,586

Total shareholders’ equity	160,045	155,605

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$480,422	$473,001

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Six Months Ended
	July 2,	June 30,
	2005	2004

OPERATING ACTIVITIES:

Net cash provided by operating activities	$4,954	$19,396

INVESTING ACTIVITIES:
Capital expenditures	(12,366)	(11,428)
Proceeds from sale of fixed assets	1,654	—

Net cash used by investing activities	(10,712)	(11,428)

FINANCING ACTIVITIES:
Repayments of long-term debt	(71)	(263)
Share-based compensation activity	55	(432)

Net cash used by financing activities	(16)	(695)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,988)	(80)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(7,762)	7,193
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52,332	24,142

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$44,570	$31,335

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